Exhibit 3.11

ARTICLES OF INCORPORATION

-of-

THE BRACE SHOP PROSTHETIC
ORTHOTIC CENTERS, INC.

as amended through December 30, 1998

ARTICLE I

Name

The name of the Corporation shall be The Brace Shop Prosthetic Orthotic Centers, Inc.

ARTICLE II

Principal Office

The principal office of the Corporation shall be located and situated in the City of Cincinnati, Hamilton County, Ohio.

ARTICLE III

Purpose

The purpose for which the Corporation is formed and organized is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Revised Code of Ohio.

ARTICLE IV

Authorized Shares

The number of shares which the Corporation is authorized to have outstanding is 10,000 shares, all of which shall be classified as no par value common stock.

Said shares may be issued pursuant to subscription taken by the incorporator for such amount or amounts of consideration as may be specified by the incorporator, and, after organization, shares without par value now or hereafter authorized, may be issued or agreed to be issued from time to time, for such amount or amounts of consideration as may be fixed from time to time, and at any time, by the Board of Directors.  The Board of Directors in its discretion may fix different amounts and/or kinds of consideration for the issuance of shares without par value, whether issued at the same or different times, and may determine that only a part or portion of the amount or amounts of consideration which shall be received by the Corporation shall be stated capital.

Any and all shares without par value so issued, the consideration for which as fixed by the incorporator or by the Board of Directors, has been paid or delivered, shall be fully paid and nonassessable.

ARTICLE V

Capital

The amount of capital with which the Corporation shall begin business is Five Hundred ($500.00) Dollars.

ARTICLE VI

Authority of Corporation

The following provisions are hereby agreed to for the purpose of defining, limiting and regulating the exercise of the power and authority of the Corporation, its shareholders, its directors and for the purpose of creating and defining the rights and privileges of the shareholders among themselves.

1.                                       The Board of Directors is hereby authorized to fix and determine and to vary the amount of working capital of the Corporation; to determine whether any, and if any, what part of its surplus, however created or arising, shall be used or disposed of, or declared in dividends, or paid to shareholders, and, without action by the shareholders, to use and apply such surplus, or any part thereof, at any time, in the purchase or acquisition of shares of any class, voting trust certificates for shares, bonds, debentures, notes, script, warrants, obligations, evidences of indebtedness of the Corporation and other securities of the Corporation, to such extent or amount, and in such manner and upon such terms as the Board of Directors shall deem expedient.

2.                                       The Board of Directors of the Corporation is hereby empowered from time to time to authorize the issuance and sale of the authorized unissued shares of the Corporation’s capital stock and to fix the terms and the amount of the consideration for which the Corporation shall issue such shares, and at its discretion, to grant, from time to time, to such persons, for such periods, and upon such terms as the Board of Directors may deem advisable, options to purchase such number of authorized unissued shares, as the Board of Directors may deem advisable.  The Corporation reserves the right to substantially change the purpose of the Corporation by amendment to its Articles.

3.                                       The Corporation may purchase, hold, sell and reissue any of its shares, and to the extent that the authority of the shareholders or directors is required by law to make any such purchase, sale or reissue, the Board of Directors shall be, and hereby is, fully vested with such authority.